Exhibit 4.3.3
AMENDMENT THREE TO
THE FOREST CITY 401(K) EMPLOYEE SAVING PLAN & TRUST
Effective March 3, 2011, and except as otherwise specified herein, The Forest City 401(k) Employee Savings Plan & Trust (hereinafter referred to as the “Plan”) is hereby amended as provided herein.
WHEREAS, Forest City Enterprises, Inc. (hereinafter referred to as the “Employer”) heretofore adopted the Plan effective January 1, 2009; and
WHEREAS, the Plan consists of the Thomson Reuters (Tax & Accounting) Services Inc. Basic Prototype Defined Contribution Retirement Plan (hereinafter referred to as the “Basic Plan Document”) (formerly known as the Accudraft Basic Prototype Defined Contribution Retirement Plan) and the Accudraft 401(k) Non Standardized Prototype Adoption Agreement #002 (hereinafter referred to as the “Adoption Agreement”);
WHEREAS, the Employer desires to ensure that the Plan is in compliance with the Heroes Earnings Assistance and Relief Tax Act of 2008 (“HEART Act”); and
WHEREAS, the Employer desires to incorporate certain amendment language provided by Thomson Reuters pertaining to the HEART Act of 2008 and specifically entitled “HEART Act of 2008 and Notice 2010-15 Amendment for the Thomson Reuters (Tax & Accounting) Services Inc. Basic Prototype Defined Contribution Retirement Plan” as an addendum to the Plan;
NOW, THEREFORE, the Plan is hereby amended to include the addendum as follows:
[Start of Addendum on Following Page]

Addendum 1
HEART Act of 2008 and Notice 2010-15 Amendment for the
Thomson Reuters (Tax & Accounting) Services Inc.
Basic Prototype Defined Contribution Retirement Plan
Plan Name: Forest City 401(k) Employee Savings Plan & Trust (Plan Number 105401
This amendment (the “HEART Amendment”) to the Thomson Reuters (Tax & Accounting) Services Inc. Basic Prototype Defined Contribution Retirement Plan (the “Plan”) (formerly known as the AccuDraft Basic Prototype Defined Contribution Retirement Plan), as approved by the Internal Revenue Service on March 31, 2008, is intended as good faith compliance with the HEART Act of 2008 and with guidance related thereto issued by the Internal Revenue Service in Notice 2010-15. To the extent an individual Sponsoring Employer does not adopt a contrary amendment or make a contrary election, this HEART Amendment supersedes any conflicting provisions of the Plan, any administrative policy, and/or any previously-adopted “good faith” amendment of the same subject matter, as applicable. This amendment is a “good faith” amendment, is not part of the pre-approved Plan, and, while it has not been reviewed by the Internal Revenue Service for compliance with the HEART Act of 2008 or Notice 2010-15, the adoption of this amendment does not, pursuant to Rev. Proc. 2007-44, affect the status of reliance upon the Plan.
Section 1. Definitions
1.1 Deemed Deferrals. The term Deemed Deferrals means, to the extent the Employer elects to make contributions to the Plan, the amount of Post-Tax or Pre-Tax Employee Contributions a Participant is deemed to have made during his or her period of Qualified Military Service. Deemed Deferrals will be equal to the lesser of (a) the average actual Post-Tax or Pre-Tax Employee Contributions he or she made to the Plan during the 12-month period immediately preceding his or her Qualified Military Service; or (b) if the Participant had less than 12 months of service with the Employer before commencing Qualified Military Service, the average Post-Tax or Pre-Tax Employee Contributions the Participant made during his or her actual length of continuous service with the Employer.
1.2 Differential Wage Payment. The term Differential Wage Payments means any payment as defined in Code §3401(h) which is made by the Employer for a remuneration period after December 31, 2008 which (a) is made to an individual with respect to any period during which an individual is performing service in the uniformed services (as defined in chapter 43 of title 38, United States Code) while on active duty for a period of more than 30 days; and (b) represents all or a portion of the remuneration such individual would have received from the Employer if the individual was performing services for the Employer.
1.3 Post-Tax or Pre-Tax Employee Contributions. The term Post-Tax or Pre-Tax Employee Contributions means any Elective Deferrals and/or Employee Voluntary Contributions permitted under the terms of the Plan which a Participant performing Qualified Military Service would be entitled to make if the Participant was performing services for the Employer.
1.4 Qualified Military Service. The term Qualified Military Service means any service in the uniformed services (as defined in chapter 43 of title 38, United States Code) by any individual if such individual is entitled to USERRA Reemployment Rights under such chapter with respect to such service.
1.5 Qualified Reservist. The term Qualified Reservist means an individual who is a member of a reserve component (as defined in §101 of title 37, United States Code) and who is ordered or called to active duty after September 11, 2001 either for a period in excess of 179 days or for an indefinite period.
1.6 Qualified Reservist Distribution. The term Qualified Reservist Distribution means a distribution of Elective Deferrals made from a 401(k) plan to a Qualified Reservist made during the period beginning on the date of the call-up order and ending at the close of the active duty period.
1.7 USERRA Reemployment Rights. The term USERRA Reemployment Rights means the rights and benefits to which an individual covered under USERRA is entitled upon his or her return from Qualified Military Service. An individual will not be entitled to USERRA Reemployment Rights if (a) such individual did not provide advance notice of his or her military service to the Employer; or (b) such individual had more than five years of cumulative Qualified Military Service measured from his or her date of hire to his or her date of return to employment with the Employer.
Section 2. Death Benefits
2.1 Deemed Reemployment Date. A Participant who dies on or after January 1, 2007 while performing Qualified Military Service will be deemed (a) to have resumed employment with the Employer as of the day preceding the date of his or her death (the “Deemed Reemployment Date” for purposes of this Section); and (b) to have Terminated Employment on the date of his or her death.
2.2 Additional Benefits. To the extent the Plan provides for (a) accelerated vesting upon a Participant’s death, (b) ancillary life insurance benefits, and (c) any other benefits that are contingent upon the Participant’s death, then an individual described in Section 2.1 will be provided with such benefits. Such benefits must be provided to all such similarly-situated individuals in a uniform, non-discriminatory manner.
2.3 Employer Contributions. An individual described in Section 2.1 will not receive any additional contributions under the terms of the Plan unless this box ☐ is checked, in which event any such additional contributions will be provided effective ____________________ (must be on or after January 1, 2007) on a reasonably equivalent basis to all such similarly situated individuals in accordance with the following provisions:
(a)	If the Plan is a money purchase plan or a profit sharing plan without a 401(k) feature, then the Employer will make a contribution on behalf of such individual which is equal to the contribution that would have otherwise been made under the terms of the Plan on such individual’s behalf had he or she actually been reemployed by the Employer on the date of such individual’s death, based on the Compensation such individual would have received from the Employer during his or her period of Qualified Military Service.

(b)	If the Plan is a profit sharing plan with a 401(k) feature, then (1) the Employer will make a Non-Elective Contribution on behalf of such individual which is equal to the Non-Elective Contribution that would have otherwise been made under the terms of the Plan on such individual’s behalf had he or she actually been reemployed by the Employer on the date of such individual’s death, based on the Compensation such individual would have received from the Employer during his or her period of Qualified Military Service; and (2) the Employer will make a Matching Contribution on behalf of such individual which is equal to the Matching Contribution that would have otherwise been made under the terms of the Plan on such individual’s behalf had he or she actually been reemployed by the Employer on the date of such individual’s death, based on such individual’s Deemed Deferrals.
2.4 Vesting Service. An individual who is described in Section 2.1 will, upon his or her Deemed Reemployment Date, receive credit for Vesting purposes with respect to his or her period of Qualified Military Service.
Section 3. Disability Benefits
3.1 Deemed Reemployment Date. If this box ☐ is checked, then effective ____________________ (must be on or after January 1, 2007), a Participant who suffers a Disability while performing Qualified Military Service will be deemed (a) to have resumed employment with the Employer as of the day preceding the date of his or her Disability (the “Deemed Reemployment Date” for purposes of this Section); and (b) to have Terminated Employment on the date of his or her Disability.
3.2 Employer Contributions. An individual described in Section 3.1 will not receive any additional contributions under the terms of the Plan unless this box ☐ is checked, in which event any such additional contributions will be provided effective ____________________ (must be on or after January 1, 2007) on a reasonably equivalent basis to all such similarly situated individuals in accordance with the following provisions:
(a)	If the Plan is a money purchase plan or a profit sharing plan without a 401(k) feature, then the Employer will make a contribution on behalf of such individual which is equal to the contribution that would have otherwise been made under the terms of the Plan on such individual’s behalf had he or she actually been employed by the Employer on the date of such individual’s Disability, based on the Compensation such individual would have received from the Employer during his or her period of Qualified Military Service.

(b)	If the Plan is a profit sharing plan with a 401(k) feature, then (1) the Employer will make a Non-Elective Contribution on behalf of such individual which is equal to the Non-Elective Contribution that would have otherwise been made under the terms of the Plan on such individual’s behalf had he or she actually been employed by the Employer on the date of such individual’s Disability, based on the Compensation such individual would have received from the Employer during his or her period of Qualified Military Service; and (2) the Employer will make a Matching Contribution on behalf of such individual which is equal to the Matching Contribution that would have otherwise been made under the terms of the Plan on such individual’s behalf had he or she actually been employed by the Employer on the date of such individual’s Disability, based on such individual’s Deemed Deferrals. Alternatively, if this box ☐ is checked and a Participant is permitted to make Post-Tax or Pre-Tax Employee Contributions for periods of Qualified Military Service, then the Matching Contribution will be based on the actual Post-Tax or Pre-Tax Employee Contributions made to the Plan by the Participant.
3.3 Vesting Service. An individual described in Section 3.1 will not be entitled to credit for Vesting purposes with respect to the period of Qualified Military Service unless this box ☐ is checked, in which event such Vesting credit will be applied to all similarly-situated individuals in a uniform, non-discriminatory manner.
Section 4. Differential Wage Payments
4.1 Employee Status. Effective January 1, 2009, an individual receiving Differential Wage Payments from the Employer will be treated as an Employee of the Employer making such Differential Wage Payments, except as otherwise provided under Section 5 below.
4.2 Compensation. The term Compensation as used in the Plan will not include any amounts paid by the Employer as a Differential Wage Payment, and the Plan’s definition of Compensation will not fail to satisfy Code §414(s) merely because such payments are excluded from the Plan’s definition of Compensation. Notwithstanding the foregoing, if this box ☐ is checked, the Employer elects to treat Differential Wage Payments as Compensation for Plan purposes effective ____________________ (must be on or after January 1, 2009) (but only to the extent the payments do not exceed the amount the individual would have received had he or she continued to perform services for the Employer). Selection of this option does not preclude treatment of any payments which may have been made to Participants as Compensation under the Plan during a prior period of military leave.
4.3 Code §415(c)(3) Compensation. Effective January 1, 2009, the term Code §415(c)(3) Compensation as used in the Plan will include any amounts paid by the Employer as a Differential Wage Payment (but only to the extent the payments do not exceed the amount the individual would have received had he or she continued to perform services for the Employer).
Section 5. Special Distribution Rules
5.1 Qualified Reservist Distributions. If this box ☐ is checked then Qualified Reservist Distributions may be made from the Plan, effective ____________________ (must be on or after January 1, 2007), and all references in the Plan restricting Qualified Reservist Distributions to individuals ordered or called to active duty before December 31, 2007 are removed effective December 31, 2007.
5.2 Active Duty Severance Distributions. If this box ☐ is checked and the Plan is a profit sharing plan with a 401(k) feature, then effective ____________________ (must be on or after January 1, 2009), an individual performing service in the uniformed services (as defined in chapter 43 of title 38, United States Code) while on active duty for a period of more than 30 days will be treated as having incurred a severance from employment under Code §401(k)(2)(B)(i)(I), and may elect a distribution of some or all of his or her Elective Deferral accounts (including Roth Elective Deferrals), subject to the following provisions:
(a)	If a Participant receives a distribution pursuant to this Section 5.2, he or she will be barred from making Elective Deferrals and/or Employee Contributions for a period of 6 months after the distribution.

(b)	An individual who is considered an Employee because he or she is receiving Differential Wage Payments will still be treated as having incurred a severance from employment for purposes of this Section 5.2.

(c)	The availability of such distribution shall not cause any Participant to be treated as having incurred a severance from employment for any other purpose under the Plan or any other Code section.

(d)	If a Participant who takes a distribution pursuant to this Section 5.2 is considered to have Terminated Employment under the terms of the Plan, such individual is eligible for all distribution options available upon Termination of Employment under the Plan, and not this Section 5.2.

(e)	If a Participant is eligible to receive a Qualified Reservist Distribution and a distribution under this Section 5.2, any distribution of some or all of his or her Elective Deferral Accounts (including Roth Elective Deferrals) that meets the definition of a Qualified Reservist Distribution will be treated as a Qualified Reservist Distribution rather than a distribution under this Section 5.2.

(f)	Any distribution made pursuant to this Section 5.2 is an Eligible Rollover Distribution under the terms of the Plan unless one of the exceptions (other than the exception for hardship distributions under Code §401(k)(2)(B)(i)(IV)) listed under Code §402(c)(4) applies.

(g)	Nothing contained in this Section will affect a Participant’s right to take other in-service distributions (including hardship distributions) to the extent he or she is eligible for such distributions under the terms of the Plan.
Section 6. Signature Provisions
Signature of the Sponsoring Employer (only required if any boxes in this amendment are checked)

By	Title

Print Name	Date

[End of Addendum 1]

IN WITNESS WHEREOF, and as evidence of its adoption of this amendment to The Forest City 401(k) Employee Savings Plan & Trust, the Employer has caused this document to be executed by its duly authorized officers.

Forest City Enterprises, Inc.
Witness:	/s/ Jan Camerato	By:	/s/ Andrew J. Passen
	Print Name: Jan Camerato		Print Name:	Andrew J. Passen
			Title:	Executive Vice President, Human Resources

Date: March 3, 2011